Exhibit 10.61

SEVENTH AMENDMENT TO THE TRUIST FINANCIAL CORPORATION 401(K) SAVINGS PLAN (August 1, 2020 Restatement)

WHEREAS, the Truist Financial Corporation 401(k) Savings Plan (the “Plan”), formerly named the BB&T Corporation 401(k) Savings Plan, was originally adopted effective as of July 1, 1982;
WHEREAS, the Plan was most recently restated effective as of August 1, 2020;
WHEREAS, under Section 9.3 of the Plan, an officer who is an Executive Manager of Trust Financial Corporation (the “Company”) has the authority to amend the Plan to, among other things, provide for the merger of another plan into the Plan, and make any other amendment if the financial impact on the Company of such amendment is below the Sarbanes Oxley materiality threshold as determined by the Company’s Chief Financial Officer (or officer with similar authority);
WHEREAS, the Company wishes to amend the Plan to reflect certain design changes; and to reflect the merger of the BenefitsMall 401(k) Plan into the Plan;
WHEREAS, the amended provisions herein that have a retroactive effective date are adopted in accordance with Revenue Procedure 2021-30, section 4.05(2); and
WHEREAS, it has been determined that the financial impact on the Company of this amendment is below the Sarbanes Oxley materiality threshold.
NOW, THEREFORE, the Plan is hereby amended in the respects hereinafter set forth, effective January 1, 2024 unless otherwise provided below:
1.    Section 1.12 of the Plan shall be amended by deleting the last paragraph of Section 1.12 in its entirety and replacing it with the following:
        The annual compensation of each employee taken into account for any plan year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. Annual compensation means compensation during the plan year or such other consecutive 12-month period over which compensation is otherwise determined under the plan (the “determination period”). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the determination period that begins with or within such calendar year.
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2.    Section 2.1.4(h) of the Plan shall be amended to read as follows:

(h)    For purposes of this Section 2.1.4, the portion of the plan covering employees of Truist Insurance Holdings (and its subsidiaries) shall be treated as qualified separate lines of business, as defined in Section 414(r) of the Code, separate from each other and from the portion of the plan covering the employees of all other participating employers. The portion of the plan covering employees of Truist Insurance Holdings (and its subsidiaries) shall be subject to the nondiscrimination testing requirements described in Section 2.1.7. The remaining portion of the plan shall be subject to the nondiscrimination testing described in Section 2.1.4(a), taking into account Section 2.1.7.
3.    Section 2.2.1 of the Plan shall be amended to read as follows:
2.2.1    Amount and allocation of matching contributions. Except as provided for under (c) below, for each payroll period during a plan year, the Participating Employer shall make a contribution to the plan on behalf of each participant. The matching contribution for each payroll period shall equal the sum of:

(a)    100 percent of the amount of the salary reduction contribution made on behalf of such participant during such payroll period up to 4 percent of his compensation with respect to such payroll period (the “basic matching contribution”). The amount of the salary reduction contribution made on behalf of the participant during such payroll period in excess of 4 percent shall be disregarded in determining the amount of the participant’s basic matching contribution.

(b)    100 percent of the amount of the salary reduction contribution made on behalf of such participant during such payroll period in excess of 4 percent but not in excess of 6 percent of his compensation with respect to such payroll period (the “supplemental matching contribution”). The amount of the salary reduction contribution made on behalf of the participant during such payroll period in excess of 6 percent shall be disregarded in determining the amount of the participant’s supplemental matching contribution. Effective for periods beginning on or after January 1, 2024, the supplemental matching contribution is zero.

(c)    Any participant employed by Truist Insurance Holdings (and its subsidiaries), shall be eligible for a basic matching contribution equal to 100 percent of the amount of the salary reduction contribution made on behalf of such participant during a payroll period not exceeding 4 percent of his compensation with respect to such payroll period.

The basic matching contribution made with respect to each participant shall be allocated to his Employer basic matching contribution account. The supplemental matching contribution made with respect to each participant shall be allocated to his Employer supplemental matching contribution account. Matching contributions shall be paid by the Participating Employer to the Trustee as soon as administratively feasible following the end of the payroll period for which such contributions are being made, but in no event later than the last day of the next following payroll period. All matching
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contributions shall be made by the Participating Employer to the non-ESOP portion of the plan.

Effective for the Plan Years beginning on or after January 1, 2024, a Participating Employer may make a discretionary matching contribution for participants, except participants covered in Section 2.2.1(c) above. This discretionary matching contribution shall be made on a Plan Year basis, and contributed to a participant’s basic matching contribution account no later than the March 31st following the end of the Plan Year. The discretionary matching contribution shall be made in an objectively determined group of participants and allocated in an objectively determinable manner as determined by the applicable Participating Employer. The discretionary matching contribution shall not be made on salary reduction contributions in excess of 6 percent of compensation, and the discretionary matching contribution shall not exceed 4 percent of compensation. Further, no highly compensated employee may receive a greater rate of discretionary matching contribution than a non-highly compensated employee making the same rate of salary reduction contributions, and the rate of discretionary matching contributions cannot increase as a participant’s rate of salary reduction contributions increases.

4.    Section 2.2.7 is amended to read as follows:

2.2.7    QSLOB testing. For purposes of Sections 2.2.2 – 2.2.6, the portion of the plan covering employees of Truist Insurance Holdings (and its subsidiaries) shall be treated as a qualified separate line of business, as defined in Section 414(r) of the Code, separate from the portion of the plan covering the employees of all other participating employers. The portion of the plan covering employees of Truist Insurance Holdings (and its subsidiaries) shall be subject to the nondiscrimination testing requirements described in Sections 2.2.6. The remaining portion of the plan shall be subject to the nondiscrimination testing described in Sections 2.2.2 – 2.2.6. Effective August 1, 2020, the portion of the plan covering employees of the operations of the former SunTrust Banks, Inc. shall be treated as a qualified separate line of business, as defined in Section 414(r) of the Code, separate from the portion of the plan covering the employees of all other participating employers.

5.    The first sentence of Section 2.3 is amended to delete “, 2.3.4, or 2.3.5”.

6.    Section 2.3.4 is deleted.

7.    Section 2.3.5 is deleted.

8.    Effective August 31, 2022, a new Section 6 is added to Exhibit C to read as follows:

6.    Merger of BenefitsMall 401(k) Plan. Effective as of December 30, 2022, the assets and liabilities of the BenefitsMall 401(k) Plan (the “BenefitsMall Plan”) shall be merged into the Plan. The merger shall satisfy the requirements of Section 414(l) of the Code and Section 12.3 of the Plan. The assets of the BenefitsMall Plan (the “transferred amounts”) shall be transferred to the Trustee and merged with the Plan as soon as administratively feasible on or after such date.
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6.1    Allocation of Transferred Amounts: The transferred amounts representing a participant’s before-tax contributions, Roth deferral contributions, matching contributions, rollover contributions and employer nonelective contributions, and earnings thereon, shall be allocated to the participant’s respective accounts in the plan or allocated to separate accounts, in the Committee’s sole discretion. The transferred amounts will be invested in the same investment funds in which they are invested under the BenefitsMall Plan prior to the merger until the participant elects otherwise in accordance with Section 7.

6.2    Eligibility: The BenefitsMall Plan’s sponsor was purchased by the Company effective August 31, 2022. Any BenefitsMall Plan participants who were active employees of the BenefitsMall Plan sponsor became Company employees eligible to participate in this Plan as of September 1, 2022. Any BenefitsMall Plan participant, who (1) is not already a participant in the Plan, and (2) has an account balance under the BenefitsMall Plan as of the close of business on December 30, 2022, shall become a participant in the plan as of the open of business on the best business day with regard to such transferred amounts. With regard to eligibility for future contributions under the Plan, service credited under the BenefitsMall Plan shall be taken into account, as provided in Section 1.42.

6.3    Loans: Any loan outstanding under the BenefitsMall Plan as of December 30, 2022 shall be transferred to the plan and treated as a loan under Section 4.4, subject to the existing repayment terms. After the transfer, transferred amounts shall be eligible for loans in accordance with Section 4.4.

6.4    Vesting: All amounts under the BenefitsMall Plan were vested upon the merger date, so all transferred amounts shall be fully vested under the Plan.

6.5    Distributions Prior to Termination from Service: Generally, transferred amounts are subject to the pre-termination distribution provisions in Section 4.

6.6     Distributions On or After Termination from Service: Generally, transferred amounts are subject to the post-termination from service distribution provisions in Section 5.

BE IT FURTHER RESOLVED, that effective as of the date hereof, that the appropriate officers of the Company are hereby empowered to approve or authorize, as the case may be, such further action and the preparation, execution, and delivery of all such instruments and documents, and each of them hereby is, authorized to take all further action and to execute and deliver such further instruments and documents, in the name of the Company, with such modifications not materially affecting their provisions as he or she may deem necessary or appropriate in order to fully carry out the intent and accomplish the purpose of the foregoing amendments.
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Executed on this 18 day of December , 2023.

TRUIST FINANCIAL CORPORATION
By:     /s/ Ellen Fitzsimmons
Title: Chief Legal Officer and Head of Public
Affairs

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